PROSPECTUS SUPPLEMENT NO. 4 (To Prospectus Dated April 19, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-253173

Up to 27,793,034 Shares of Common Stock

This Prospectus Supplement No. 4 (the “Supplement”) supplements the prospectus dated April 19, 2021 (the “Prospectus”) relating to the resale of up to 27,793,034 shares of common stock of Clene Inc. (the “Company”) by the selling shareholders identified in the Prospectus. This Supplement should be read in conjunction with the Prospectus, and this Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

If there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

This Supplement is being filed to update the information in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 16, 2021. A copy of the Current Report is included below.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement (or the Prospectus including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021

Clene Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39834	85-2828339
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6550 South Millrock Drive, Suite G50 Salt Lake City, Utah	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 676 9695

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value US$0.0001 per share	CLNN	The Nasdaq Stock Market LLC
Warrants, to acquire one-half of one share of Common Stock for $11.50 per share	CLNNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 13, 2021, the Company filed with the Secretary of State of the State of Delaware the Third Amended and Restated Certificate of Incorporation to correct an inadvertent filing error in its prior filing of the Second Amended and Restated Certificate of Incorporation. There were no other changes in the Third Amended and Restated Certificate of Incorporation.

A copy of the Third Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 13, 2021, is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

3.1	Third Amended and Restated Certificate of Incorporation of Clene Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clene Inc.

Date: July 16, 2021	By:	/s/ Robert Etherington
Robert Etherington
President, Chief Executive Officer and Director

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